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                                                                    Exhibit 8(b)
                     [LETTERHEAD OF O'MELVENY & MYERS LLP]

April 13, 1999

GTE Corporation                                        OUR FILE NUMBER
One Stamford Forum                                     302,425-117
Stamford, CT 06904

                              Re: Proposed Merger

Ladies and Gentlemen:

   You have requested our opinion regarding the material United States federal income tax consequences of the proposed statutory merger (the "Merger") of Beta Gamma Corporation, a New York corporation ("Beta Gamma") and a wholly owned subsidiary of Bell Atlantic Corporation, a Delaware corporation ("Bell Atlantic"), with and into GTE Corporation, a New York corporation ("GTE"), in a transaction intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code")./1/

   In connection with this opinion, we have examined such documents and matters of law and fact as we have considered appropriate, including the Agreement and Plan of Merger, dated as of July 27, 1998 (the "Agreement"); the Registration Statement on Form S-4 filed by Bell Atlantic with the Securities and Exchange Commission (the "Registration Statement"); and a letter from each of Bell Atlantic and GTE to the undersigned and to Skadden, Arps, Slate, Meagher & Flom LLP (the "Representation Letters"), in the form attached hereto.

   In connection with this opinion, with your consent, we have relied on the representations made in the Representation Letters, and with your consent, we expressly assume that each of the representations made in the Representation Letters continues to be true and correct as of the date of this opinion. In addition, with your consent, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that: (a) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the effective date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof; and (b) the Merger will be effective under the laws of the State of New York. Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Registration Statement.

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/1/All references to Sections are to the Internal Revenue Code of 1986, as
amended, unless otherwise indicated.

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                                    Opinion

   Subject to the assumptions set forth above, the representations made to us by Bell Atlantic, Beta Gamma and GTE in their respective Representation Letters, and the assumptions and qualifications set forth in the discussion in the Registration Statement under the heading "The Merger Transaction--Material Federal Income Tax Consequences" (the "Discussion"), we hereby confirm the opinion of O'Melveny & Myers LLP set forth in the Discussion.

   This opinion is limited to the tax matters specifically covered herein, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger. The opinion herein is based on current authorities and upon facts and assumptions as of the date of this opinion. This opinion is subject to change in the event of a change in the applicable law or change in the interpretation of such law by the courts, the Treasury Department or by the Internal Revenue Service, or a change in any of the facts and assumptions upon which it is based, which changes could be retroactive with respect to transactions prior to the date of such changes. Any such changes could significantly modify the statements and opinions expressed herein. This opinion represents counsel's best legal judgment, and has no binding effect or official status, so that no assurance can be given that the positions set forth above will be sustained by a court, if contested. In addition, if any of the facts or assumptions upon which this opinion is based were to change, this opinion would no longer have any force or effect.

   We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "The Merger Transaction--Material Federal Income Tax Consequences," "Summary of the Merger Agreement--Conditions in the Merger Agreement," and "Legal Matters," in the Registration Statement. This opinion concerning the material tax consequences of the Merger to GTE is delivered to Company pursuant to Section 8.2(d) of the Agreement, and is intended solely for the benefit of GTE and its shareholders. This opinion may not be relied upon by any other person or entity without our prior written consent.

                                             Respectfully submitted,

                                             /s/ O'Melveny & Myers LLP